Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qwest Corporation:
We consent to the incorporation by reference in the Registration Statement (No. 333-179888-01) on Form S-3 of Qwest Corporation of our report dated March 7, 2014, with respect to the consolidated balance sheets of Qwest Corporation and subsidiaries of December 31, 2013 and 2012 (Successor dates), and the related consolidated statements of operations, comprehensive income, cash flows, and stockholder’s equity (deficit) for the years then ended which report appears in the December 31, 2013 and 2012 annual report on Form 10-K of Qwest Corporation.
Our report refers to the acquisition of all of the outstanding stock of Qwest Corporation’s indirect parent, Qwest Communications International, Inc., by CenturyLink, Inc. effective April 1, 2011, and states that the consolidated financial information of Qwest Corporation after the acquisition is stated on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
/s/ KPMG LLP
Shreveport, Louisiana
March 7, 2014